Exhibit 10.1

Eighth Amendment to Lease

This Amendment to Lease dated this 1st day of February, 2004 shall further amend the terms of a lease dated February 3, 1993, as amended, (“Lease”) by and between Jaytee Properties (“Landlord”) and Republic Bank & Trust Company (“Tenant”) at Republic Bank Place and any other amendments to such lease.

Landlord and Tenant agree that the following terms of the Lease shall be amended to increase the Tenant’s square footage by approximately 3,996 square feet.  Tenant shall be responsible for all Tenant Improvement costs associated with the additional square footage referenced herein.  The Tenant’s rent shall be increased by $5,661.00, ($17.00 per square foot) per month effective February 1, 2004 and continue in accordance with the terms of that original lease, as amended, referenced herein.

ARTICLE I.  PREMISES

SECTION 1.  Tenant leases from Landlord and Landlord leases to Tenant the following additional premises (hereinafter called the “Premises”):

Being an additional approximate 3,996 square feet of office space located on the second floor in the Republic Bank Building (hereinafter called “the Building”) located at Hurstbourne Parkway and Stone Creek Parkway in Jefferson County, Kentucky, for a total approximate square footage of 30,969.

ARTICLE II.  TERM

The Term of this lease, as amended, shall remain in effect through 6/30/08.

ARTICLE III.  RENT AND OPERATING EXPENSES

SECTION 1.  Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as monthly rental for the Premises as of the effective date of this Amendment, the sum of $43,872.75.

JAYTEE PROPERTIES

By:	/s/ Steve Trager

REPUBLIC BANK & TRUST COMPANY

By:	/s/ Michael A. Ringswald